Exhibit 10.7

Silicon Laboratories Inc.

2004 Bonus Plan

Overview

Silicon Laboratories Inc. (“Silicon Labs”) is committed to sharing its success with the people who make it possible – the Silicon Labs employees.  The Compensation Committee of the Board of Directors approved this 2004 Bonus Plan (the “Plan”) to encourage participation by Silicon Labs employees in achieving company goals and to permit Silicon Labs employees to share in the rewards of our success.  The term of this Plan is for the 2004 fiscal year.

Eligible Employees

To be eligible to participate in the Plan, a person must be a regular full-time or part-time employee of Silicon Labs or one of its wholly-owned subsidiaries and not a participant in any other bonus plan or cash incentive plan (including any sales commission plan).

Bonus Calculation

Our business strategy has always been for Silicon Labs to be a growth company with strong profitability.  Accordingly, bonuses under the Plan will be largely dependent on Silicon Labs’ adjusted operating income as a percentage of revenue, rounded to the nearest tenth of a percent with 0.05% rounded up (the “Adjusted Operating Income %”).  Adjustments will be made from time to time at the sole discretion of the Compensation Committee to include or exclude certain items.  An example of a potential adjustment would be the exclusion of an expense item such as the amortization of deferred stock compensation.  Bonuses may also be made dependent on individual performance criteria or other company financial performance criteria as established by the Compensation Committee (or its designee).

Unless an eligible employee receives written notice from the CEO of Silicon Labs that different bonus criteria is applicable to such employee, such employee’s bonus will be determined on a quarterly basis as follows:

	Adjusted Operating Income %	Bonus as a percent of Eligible Earnings for such Quarter
Maximum	≥30%	15%
Target	25%	10%
Less than Target	20%	7%
Less than Target	15%	5%
Minimum	10%	3%
No bonus	<10%	0%

As illustrated by the chart above, the bonus is 3% at 10% Adjusted Operating Income %.  The bonus increases by 0.04% for every 0.1% increase in Adjusted Operating Income % over the 10% minimum until reaching Adjusted Operating Income % of 20%.  Thereafter, the bonus increases by 0.06% for every 0.1% increase in Adjusted Operating Income % until reaching the Target Adjusted Operating Income % of 25%.  Thereafter, the bonus increases by 0.1% for every 0.1% increase in Adjusted Operating Income % until reaching the Maximum at Adjusted Operating Income % of 30%.  The bonus shall be rounded to the nearest tenth of a percent with 0.05% rounded up.

Eligible Earnings

Bonuses are paid as a percentage of Eligible Earnings earned by such employee during such quarter.  Eligible Earnings include only an employee’s base salary or hourly wages.  Eligible Earnings do not include, among other things, disability pay, bonus payments from a previous bonus period or other payments that are taxable but not considered regular earnings.  For non-exempt employees, overtime pay would be considered Eligible Earnings.

Timing of Payments

Bonus checks will generally be issued within approximately one month after the end of each quarterly period.

General Provisions

•                  Bonuses are subject to all applicable taxes and other required deductions.

•                  The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.

•                  The Plan does not constitute a guarantee of employment nor does it restrict Silicon Labs’ rights to terminate employment at any time or for any lawful reason.

•                  The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind.  The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law.  Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict Silicon Labs’ rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

•                  The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects.  Bonuses are not to be taken into account for determining overtime pay, severance pay, termination pay, or any other form of pay or compensation.

•                  The Plan is provided at Silicon Labs’ sole discretion and Silicon Labs may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

•                  The Plan shall not be pre-funded. Silicon Labs shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.

•                  All references to a quarterly period refer to fiscal quarters of Silicon Labs.

•                  This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Silicon Labs CEO.

•                  An employee must be employed on the first day of the quarter in order to be eligible to receive a bonus with respect to such quarter.

•                  Employees who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

•                  Employees who are separated from employment with Silicon Labs due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

•                  Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees and contract employees are not eligible to participate in the Plan.

•                  The bonus for an otherwise eligible employee who has died prior to the end of a quarter while actively employed will be paid to the decedent’s estate.